Tuesday, April 3rd, 2007

FOR IMMEDIATE RELEASE

Battle Mountain Gold completes purchase of the Dolores Net Smelter Royalty

RENO, Nevada, April 2nd, 2007 - Battle Mountain Gold Exploration Corp. (OTC-BB:BMGX) (“Battle Mountain”) is pleased to announce that the company has completed the acquisition of the 2% Net Smelter Royalty (“NSR”) on all of the gold and silver production from Minfinders Corporation Limited’s (Minefinders) Dolores Mine in Chihuahua, Mexico. This acquisition complements Battle Mountain’s existing 1.25 % NSR on the gold production from the Dolores Mine.

Based on the Technical Report released by Minefinders on November 7, 2006, the Dolores Mine has an estimated 14 year mine life with an estimated average annual gold production of 121,000 ounces and annual silver production of 4,500,000 ounces. Minefinders anticipates a third quarter, 2007 start up of the Dolores Mine.

The acquisition cost of the Dolores 2% NSR, of $9.45 million and a concurrent pay down of the Macquarie Bridge Facility (principal and accrued interest of $4.464 million) was financed by a $13.91 million bridge loan facility from Royal Gold, Inc. (“Royal”). The facility is for a one year term bearing interest at LIBOR plus 3% and is convertible until November 15, 2007 into Battle Mountain shares at $0.60 per share.

Mr. Mark Kucher, President and CEO stated, “The purchase of the 2% gold and silver NSR on the Dolores Mine culminates Battle Mountain’s recent search for a long term, “anchor asset” for the company’s royalty portfolio. We are very pleased with the acquisition and anticipate receiving an expanding cash flow stream from Dolores.”

In a press release dated March 5, 2007, Royal has announced its intention to acquire Battle Mountain through a share exchange. The acquisition was based on the closing price for Royal on February 23, 2007. The price gives each fully diluted shareholder of Battle Mountain approximately 0.017 Royal Gold shares for each Battle Mountain share. The deal is subject to a definitive merger agreement and SEC approval.

Should another offer be received by Battle Mountain during the contemplated merger proposal, Royal has agreed to a “standstill provision” limiting their ability to vote any of the shares issued to them upon the conversion of the Bridge Facility.

Page 1 of 2 Pages

For more information, please contact Mr. Mark Kucher.

About Battle Mountain

Battle Mountain is a gold royalty company headquartered in Reno, Nevada. Battle Mountain has a diversified portfolio of thirteen producing, developing, and exploration gold royalties in seven gold producing countries.

On behalf of the Board of Directors,

Mark Kucher

Chairman and CEO

To learn more please visit www.bmegold.com or email info@bmegold.com.

Battle Mountain Exploration Gold Corp.

Sixth Floor,
Suite 9

One East Liberty Street

Reno, Nevada 89504

Notice Regarding Forward Looking Statements:

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans,

Expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the Dolores Mine has an estimated 14 year mine life with an estimated average annual gold production of 121,000 ounces and annual silver production of 4,500,000ounces, or that there will be a third quarter, 2007 start up of the Dolores Mine.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others the inherent uncertainties associated with mineral exploration, production and mining operations. We are not in control of metals prices and these could vary to make development uneconomic. These

Forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those

Projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also

Refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

FOR INVESTOR INFORMATION PLEASE CALL 1-800-436-0167

Page 2 of 2 Pages